Exhibit 10.37

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

Restricted Stock Unit Award Agreement

(Directors)

THIS AGREEMENT is made as of                     , 2011 (the “Grant Date”), by and between Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Company”), and {First Name} {Last Name} (“{Last Name}”).

WHEREAS, {Last Name} is expected to perform valuable services for the Company as a member of the Board of Directors of the Company (the “Board”) and the Company considers it desirable and in its best interests that {Last Name} be given a proprietary interest in the Company and an incentive to advance the interests of the Company by possessing units that are settled in shares of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), in accordance with the Company’s Amended and Restated 1993 Stock Incentive Plan (the “Plan”).

NOW THEREFORE, in consideration of the foregoing premises, it is agreed by and between the parties as follows:

1.	Grant of Restricted Stock Units.

(a)	Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to {Last Name} an award of restricted stock units (the “Restricted Stock Unit Award”), of which shall be vested and unrestricted on the Grant Date and of which shall vest and become unrestricted in accordance with Sections 2 and 4 hereof.

(b)	Transferability. Restricted stock units subject to the Restricted Stock Unit Award and not then vested and unrestricted may not be sold, transferred, pledged, assigned, alienated, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, alienate, hypothecate or encumber, or otherwise dispose of such restricted stock units, the Restricted Stock Unit Award shall immediately become null and void.

2.	Vesting.

(a)

Time Vesting. Subject to Sections 2(b), 2(c) and 4,              restricted stock units, being all of the restricted stock units subject to the Restricted Stock Unit Award which are unvested, shall vest and become unrestricted in accordance with the following schedule: Vesting shall occur in four (4) equal monthly installments, commencing on the last day of the month in which the Grant Date occurs and ending on the last day of the month which is three (3) months following the month in which the Grant Date occurs; provided, however, that if the Company’s 2011 annual meeting of stockholders occurs prior to the time that all restricted stock units subject to the Restricted Stock Unit Award are vested, the restricted stock units which are unvested on the date of such annual meeting of stockholders shall immediately vest and become unrestricted on the date of such annual meeting of stockholders. Upon such vesting the shares of Common Stock underlying the vested restricted stock units shall not be issued, but the issuance of such shares instead shall be deferred in accordance with Section 2(c).

(b)

Accelerated Vesting. If {Last Name} continues to be a director of the Company from the date of this Agreement until the occurrence of a Change of Control (as hereinafter defined), the portion of the Restricted Stock Unit Award which has not become vested and unrestricted under Section 2(a) at the date of such event shall immediately vest and become unrestricted with respect to 100% of the restricted stock units subject to this Restricted Stock Unit Award simultaneously with the consummation of the Change of Control and upon such vesting the shares of Common Stock underlying the vested restricted stock units shall be issued to {Last Name}. A “Change of Control” shall mean and be determined to have occurred upon any one of the following events: (i) the date of acquisition by any person or group other than any subsidiary of the Company (or any employee benefit plans (or related trust) of the Company or any of its subsidiaries) acquires beneficial ownership of securities possessing more than thirty percent (30%) of the total combined voting power of the Company’s then outstanding voting securities which generally entitle the holder thereof to vote for the election of directors (“Voting Power”), provided, however, that no Change of Control shall be deemed to have occurred solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than sixty percent (60%) of the then outstanding shares of common stock of such corporation and the Voting Power of such corporation are then beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the stock and Voting Power of Company immediately before such acquisition, in substantially the same proportions as their ownership immediately before such acquisition; or (ii) the date the individuals who constitute the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason other than their deaths to constitute at least a majority of the Board; provided that any individual who becomes a director after the date of this Agreement whose election or nomination for election by Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered, for purposes of this definition, as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened solicitation by a person or group other than the Board for the purpose of opposing a solicitation by any other person or group with respect to the election or removal of directors of Company; or (iii) Company effects (A) a merger or consolidation of Company with one or more corporations or entities, as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger, reorganization or consolidation hold less than 50% of the Voting Power of the surviving or resulting corporation or entity immediately after such merger or consolidation; (B) a liquidation or dissolution of Company; or (C) a sale or other disposition of all or substantially all of the assets of Company other than to an entity of which Company owns at least 50% of the Voting Power. For purposes of the foregoing definition, the terms “beneficially owned” and “beneficial ownership” and “person” shall have the meanings ascribed to them in SEC rules 13d-5(b) under the Securities Exchange Act of 1934 (the “1934 Act”), and “group” means two or more persons acting together in such a way to be deemed a person for purposes of Section 13(d) of the 1934 Act. Further, notwithstanding anything herein to the contrary, the definition of Change of Control set forth herein shall not be broader than the definition of “change in control event” as set forth under Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”), and the guidance promulgated thereunder, and if a transaction or event does not otherwise fall within such definition of change of control event, it shall not be deemed a Change of Control for purposes of this Agreement.

(c)	Deferral of Settlement of Restricted Stock Units. Except as otherwise provided in Section 2(b), upon the date restricted stock units subject to this Agreement become vested and unrestricted, the shares of Common Stock underlying the restricted stock units shall not be issued, but the issuance of such shares shall instead be deferred until the Distribution Date. For purposes of this Agreement, “Distribution Date” means the date which is the earliest of (i) the fourth anniversary of the Grant Date, unless {Last Name} filed an election with the Company prior to January 1, 2011 to have the issuance of such shares deferred until {Last Name} ceases to be a director of the Company even if such cessation occurs later than the fourth anniversary of the Grant Date, (ii) five (5) business days following the date on which {Last Name} ceases to be a director of the Company and (iii) the date of consummation of a Change of Control. On the Distribution Date, one share of Common Stock shall be issuable for each vested restricted stock unit, subject to the terms and conditions of the Plan and this Agreement and the Company will issue such shares of Common Stock to {Last Name}.

3.	No Rights as Stockholder; Dividend Equivalents. {Last Name} shall not have any rights of a stockholder of the Company with respect to any shares of Common Stock underlying the restricted stock units subject to this Agreement (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock), unless and until, and only to the extent, the Restricted Stock Unit Award is settled by the issuance of such shares of Common Stock to {Last Name} on the Distribution Date. Notwithstanding the foregoing, until such time as such shares of Common Stock are issued, or the restricted stock units subject to this Agreement are cancelled, whichever occurs first, {Last Name} will be credited with amounts equal to any cash dividends that would be payable to {Last Name} if such underlying shares of Common Stock had been issued to {Last Name}, which amounts shall accrue until the Distribution Date and be paid in cash on the Distribution Date. If restricted stock units subject to this Agreement are cancelled, any amounts credited to such units will be forfeited. This Section 3 will not apply with respect to record dates for dividends occurring prior to the Grant Date or after the Distribution Date.

4.	Termination of Unvested Restricted Stock Unit Award. If {Last Name}’s service as a director of the Company terminates by reason of the death or disability of {Last Name}, the portion of the Restricted Stock Unit Award which is not vested and unrestricted as of the date of termination shall immediately vest and become unrestricted. If {Last Name}’s service as a director of the Company terminates for any other reason, the portion of the Restricted Stock Unit Award which is not vested and unrestricted as of the date of termination shall be forfeited by {Last Name}, such portion shall be cancelled by the Company and {Last Name} shall promptly return this Agreement to the Company for cancellation and agrees to execute any document required by the Company in connection with such forfeiture. Such cancellation shall be effective regardless of whether {Last Name} returns this Agreement.

5.	Adjustment in Event of Happening of Condition.

In the event that there is any change in the number of issued shares of Common Stock of the Company without new consideration to the Company (such as by stock dividends or stock split-ups), then the number of restricted stock units subject to this Restricted Stock Unit Award that are unvested or vested and deferred shall be adjusted in proportion to such change in issued shares.

If the outstanding shares of Common Stock of the Company shall be combined, or be changed into another kind of stock of the Company or into equity securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the restricted stock units subject to this Agreement that are unvested or vested and deferred shall be adjusted equitably so that the securities received upon distribution shall be the same as if the distribution had occurred immediately prior to such recapitalization, reorganization, sale, merger, consolidation, etc.

Notwithstanding the foregoing, in the event of a sale of the Company through a merger, consolidation or sale of all or substantially all of its assets where all or part of the consideration is stock, cash or other securities or property (where such event is not a Change of Control as defined in Section 2(b) above) (a “Transaction”), the restricted stock units subject to the Restricted Stock Unit Award, whether unvested or vested and deferred, shall be assumed or an award of equivalent value shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock Unit Award, then simultaneously with the consummation of the Transaction, {Last Name} shall fully vest in the Restricted Stock Unit Award and all restricted stock units subject to the Restricted Stock Unit Award shall become unrestricted. For the purposes of this Section 5, the Restricted Stock Unit Award shall be considered assumed if, following the Transaction, the Restricted Stock Unit Award confers the right to receive, for each restricted stock unit subject to the Restricted Stock Unit Award which immediately prior to the Transaction is unvested or vested and deferred, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the distribution of the Restricted Stock Unit Award, for each share of Common Stock subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per share consideration received by holders of shares of Common Stock in the Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

6.	Provisions of Plan. This Restricted Stock Unit Award is granted pursuant to, and subject to the terms and conditions of, the Plan (which is incorporated herein by reference). In the event a provision of this Agreement conflicts with the Plan, the terms of the Plan will prevail. {Last Name} acknowledges receiving a copy of the Plan and this Agreement. Any capitalized term not defined herein shall have the same meaning as in the Plan.

7.	Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. In the event the terms of this Agreement would subject {Last Name} to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and {Last Name} shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to {Last Name}’s “ceasing to be a director of the Company,” such term shall be deemed to refer to {Last Name}’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if {Last Name} is a “specified employee,” as defined in Section 409A of the Code, as of the date of {Last Name}’s separation from service, then to the extent any amount payable to {Last Name} (i) is payable upon {Last Name}’s separation from service and (ii) under the terms of this Agreement would be payable prior to the six-month anniversary of {Last Name}’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service and (b) the date of {Last Name}’s death.

8.	Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:

Name:

{First Name} {Last Name}

6